As filed with the Securities and Exchange Commission on September 8, 2011.

Registration No. 333-167673

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167673

UNDER THE SECURITIES ACT OF 1933

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2076126 (I.R.S. Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(Address Of Principal Executive Offices)

GRAHAM PACKAGING COMPANY INC. AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

(Full title of the plan)

David W. Bullock

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Name and address of agent for service)

With a copy to:

Steven J. Slutzky

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☑	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement 333-167673 (the “Registration Statement”) of Graham Packaging Company Inc., a Delaware corporation (the “Company”), filed on Form S-8, registering 6,665,472 shares of the Company’s common stock, par value $0.01 per share pursuant to the Graham Packaging Company Inc. Amended and Restated 2010 Equity Compensation Plan.

On September 8, 2011 (the “Effective Date”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of June 17, 2011, as amended, (the “Merger Agreement”), by and among the Company, Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Reynolds Group”) and Bucephalas Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Reynolds Group (“Sub”). Pursuant to the terms of the Merger Agreement, Sub merged with and into the Company, with the Company continuing as the surviving corporation. As a result of such transactions, the Company is a privately-held, indirect wholly-owned subsidiary of Reynolds Group.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all of the securities registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on September 8, 2011. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ David W. Bullock
Name: David W. Bullock Title: Chief Financial Officer